EXHIBIT 21

Subsidiaries of Royalty Management Holding

Corporation Upon Completion of the Transaction

Royalty Management Corporation – Indiana corporation- 100% owned

Subsidiaries of Royalty Management Corporation:

Coking Coal Financing LLC – Indiana LLC – 100% owned

RMC Environmental Services LLC – Indiana LLC – 100% owned